SCHEDULE 14A INFORMATION
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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Conexant Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 10, 2006

Dear Shareowner:

Conexant’s 2006 Annual Meeting of Shareowners will be held at 10:00 a.m. Pacific Standard Time on Wednesday, February 22, 2006, at the Hilton Irvine/Orange County Airport hotel, located at 18800 MacArthur Boulevard, Irvine, California 92612. We look forward to your attending either in person or by proxy. Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting and Proxy Statement. Shareowners may also access the Notice of Annual Meeting and the Proxy Statement via the Internet at http://www.conexant.com.

If you plan to attend the meeting, please check the box on your Proxy Card indicating your desire to attend and save the admission ticket attached to your proxy; or indicate your intention to attend when voting by telephone or via the Internet, and an admittance card will be forwarded to you promptly.

Sincerely yours,

Dwight W. Decker, Ph. D.
Chairman of the Board and
Chief Executive Officer

RETURN OF PROXY CARD
VOTING ELECTRONICALLY OR BY TELEPHONE
IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON
NOTICE OF ANNUAL MEETING OF SHAREOWNERS
Proxy Statement
Voting and Revocability of Proxies
Record Date, Quorum and Share Ownership
ELECTION OF DIRECTORS (Proposal 1)
Information as to Nominees for Directors and Continuing Directors
BOARD COMMITTEES AND MEETINGS
Directors’ Compensation
Report of the Audit Committee
Report of the Compensation and Management Development Committee on Executive Compensation
Compensation Philosophy and Objectives
Short-term Incentive Compensation
Long-term Incentive Compensation
Chief Executive Officer Compensation
Compliance with Section 162(m)
Equity Compensation Plan Information
Equity Compensation Plans Not Approved by Shareowners
Shareowner Return Performance Graph
Executive Compensation
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Change of Control Employment Agreements
Executive Officer Employment Agreements
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Retirement Benefits
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Ratification of Selection of Independent Auditors
Principal Accountant Fees and Services
OTHER MATTERS
Section 16( a ) Beneficial Ownership Reporting Compliance
2007 Shareowner Proposals or Nominations
Annual Report to Shareowners and Financial Statements
Other Matters
Expenses of Solicitation

RETURN OF PROXY CARD

Please complete, sign, date and return the accompanying Proxy Card promptly in the enclosed addressed envelope, even if you plan to attend the Annual Meeting. Postage need not be affixed to the envelope if mailed in the United States.

The immediate return of your Proxy Card will be of great assistance in preparing for the Annual Meeting and is, therefore, urgently requested. If you attend the Annual Meeting and have made arrangements to vote in person, your Proxy Card will not be used.

VOTING ELECTRONICALLY OR BY TELEPHONE

Instead of submitting your proxy vote with the accompanying paper Proxy Card, you may vote electronically via the Internet or by telephone by following the procedures set forth on the Proxy Card.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

If you plan to attend the Annual Meeting to be held at 10:00 a.m. Pacific Standard Time on Wednesday, February 22, 2006, at the Hilton Irvine/Orange County Airport hotel, located at 18800 MacArthur Boulevard, Irvine, California 92612, please be sure to check the box on your proxy card indicating your desire to attend and save the admission ticket attached to your proxy; or, indicate your desire to attend the meeting through Conexant’s telephone or Internet voting procedures.

If you plan to attend the Annual Meeting, it will be necessary for you to bring your admission ticket. In addition to your admission ticket, you may be asked to present a valid picture identification such as a driver’s license or passport.

If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, in addition to bringing your admission ticket, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy and bring it to the Annual Meeting in order to vote.

CONEXANT SYSTEMS, INC.
4000 MacArthur Boulevard
Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Shareowner:

You are cordially invited to attend the 2006 Annual Meeting of Shareowners of Conexant Systems, Inc. (“Conexant” or the “Company”) which will be held on Wednesday, February 22, 2006, at 10:00 a.m. Pacific Standard Time, at the Hilton Irvine/Orange County Airport hotel, located at 18800 MacArthur Boulevard, Irvine, California 92612. The 2006 Annual Meeting is being held for the following purposes:

1. To elect three members of the Board of Directors of the Company with terms expiring at the 2009 Annual Meeting of Shareowners;

2. To ratify the appointment by the Audit Committee of the Board of Directors of the accounting firm of Deloitte & Touche LLP as independent auditors for the Company for the current fiscal year; and

3. To transact such other business as may properly come before the 2006 Annual Meeting or any adjournment thereof.

These items are fully discussed in the following pages. Only shareowners of record at the close of business on January 2, 2006 will be entitled to notice of, and to vote at, the 2006 Annual Meeting. A list of such shareowners will be available for inspection by any shareowner at the offices of the Company at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, for at least ten days prior to the 2006 Annual Meeting and also at the meeting.

Shareowners are requested to complete, sign, date and return the Proxy Card as promptly as possible. A return envelope is enclosed. Submitting your proxy with the Proxy Card, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Dennis E. O’Reilly
Secretary

January 10, 2006

Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660

Proxy Statement

The enclosed proxy is solicited by the Board of Directors of Conexant Systems, Inc. (“Conexant” or the “Company”) for use in voting at the 2006 Annual Meeting of Shareowners (the “Annual Meeting”) to be held at 10:00 a.m. Pacific Standard Time on Wednesday, February 22, 2006, at the Hilton Irvine/Orange County Airport hotel, located at 18800 MacArthur Boulevard, Irvine, California 92612, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This proxy statement and the proxy are first being mailed to shareowners and made available on the Internet (http://www.conexant.com) on or about January 10, 2006.

On June 27, 2003, the Company completed the spin-off of its Internet infrastructure business, Mindspeed Technologies, Inc. (“Mindspeed”) (the “Mindspeed Spin-Off”). In connection with the Mindspeed Spin-Off, certain adjustments were made to the Company’s stock-based compensation plans and outstanding awards thereunder. On February 27, 2004, the Company completed its merger with GlobespanVirata, Inc. (“GlobespanVirata”) (the “Merger”). In connection with the Merger, certain adjustments were made with respect to the Company’s stock-based compensation plans and outstanding awards thereunder. All information in this Proxy Statement regarding the Company’s Common Stock and awards under the Company’s stock-based compensation plans gives effect to the Mindspeed Spin-Off, the Merger, and the related adjustments. For presentation purposes, references made to the fiscal years ended September 30, 2003, 2004 and 2005 relate to the actual fiscal years ended October 3, 2003, October 1, 2004, and September 30, 2005, respectively.

Voting and Revocability of Proxies

When proxies are properly executed, dated and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareowners. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein and FOR ratification of the appointment of the independent auditors. In addition, if other matters come before the Annual Meeting, the persons named in the Proxy Card will vote in accordance with their best judgment with respect to such matters. A shareowner giving a proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary prior to the Annual Meeting, by giving a valid, later dated proxy, or by voting in person at the Annual Meeting.

The enclosed Proxy Card also offers shareowners the option to access materials for any future shareowner meeting electronically via the Internet. A shareowner consenting to accessing such materials electronically may revoke such consent at any time. The Company will continue to distribute printed materials for future shareowner meetings to shareowners who do not consent to access such materials electronically.

It is the Company’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareowners except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

Each share of Common Stock of the Company outstanding on the record date will be entitled to one vote on all matters. The three candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes, a quorum being present, will be elected. The ratification of the appointment of the independent auditors will require the affirmative vote of a majority of the votes entitled to be cast by holders of shares of the Company’s Common Stock present or represented by proxy and entitled to vote at the Annual Meeting, a quorum being present. Because abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote for the purposes of determining whether that matter has been approved by the shareowners, abstentions have the same effect as negative votes for each proposal, other than the election of directors. Broker non-votes are not deemed to be present or represented by proxy for purposes of determining whether shareowner approval of a matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.

Record Date, Quorum and Share Ownership

Only shareowners of record at the close of business on January 2, 2006 will be entitled to vote at the Annual Meeting. The presence in person or by proxy of a majority of the shares of the Company’s Common Stock outstanding on the record date is required for a quorum. As of January 2, 2006, there were 474,639,018 outstanding shares of the Company’s Common Stock.

ELECTION OF DIRECTORS (Proposal 1)

The Company’s Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with a term extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. At the end of fiscal year 2005, the Company had 10 directors. The four directors in Class I, the three directors in Class II and the three directors in Class III are serving terms expiring at the Company’s Annual Meeting of Shareowners in 2006, 2007 and 2008, respectively. In November 2005, Mr. Dipanjan Deb informed the Board that, in order to have more time to pursue other interests, he did not wish to be considered as a nominee to Class I and will not stand for re-election to the Board. Mr. Deb’s tenure as a director will end on February 22, 2006, at which time the size of the Board of Directors will decrease to 9 directors.

Unless marked otherwise, proxies received will be voted FOR the election of each of the three nominees specified in “Class I — Nominees for Directors with Terms Expiring in 2009” below, who now serve as directors with terms expiring at the 2006 Annual Meeting and until their successors are elected and qualified. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the Annual Meeting, the proxies may be voted either (1) for a substitute nominee, who shall be designated by the proxy holders or by the present Board of Directors to fill such vacancy, or (2) for the other nominees only, leaving a vacancy. Alternatively, the size of the Board may be reduced so that there is no vacancy. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the 2009 Annual Meeting of Shareowners and until their successors are elected and qualified.

The Board of Directors recommends a vote FOR the election of each of the nominees listed below.

Information as to Nominees for Directors and Continuing Directors

Listed below for each director, as reported to Conexant, is the director’s name, age and principal occupation for the past five years, his position, if any, with Conexant, and other directorships held.

Class I
Nominees for Directors with Terms Expiring in 2009

Dwight W. Decker, age 55 — Mr. Decker has been chairman of the board of Conexant since December 1998; he served as non-executive chairman from the end of February 2004 to November 2004. He has been chief executive officer of the Company from January 1999 to February 2004 and again since November 2004. Mr. Decker is non-executive chairman of the board and a director of each of Mindspeed Technologies, Inc. Skyworks Solutions, Inc., and a director of Pacific Mutual Holding Company. He also serves as a director or member of numerous professional and civic organizations.

F. Craig Farrill, age 53 — Mr. Farrill has been a director of Conexant since 1998. Mr. Farrill has been president and chief executive officer of Kodiak Networks, Inc. (wireless communications) since March 2003.

Mr. Farrill was managing director and chief technology officer of InOvate Communications Group (wireless communications) from September 2000 to March 2003. He is a director and a corporate officer of the CDMA Development Group, a digital cellular technology consortium, which he founded in 1993.

John W. Marren, age 42 — Mr. Marren has been a director of Conexant since February 2004. Prior to that, he was a director of GlobespanVirata, Inc. since June 2000. He has been a partner of Texas Pacific Group (investment firm) since April 2000. Mr. Marren is chairman of the board and a director of MEMC Electronic Materials, Inc. and a director of ON Semiconductor Corporation and several privately held companies.

Class III
Continuing Directors with Terms Expiring in 2008

Steven J. Bilodeau, age 47 — Mr. Bilodeau has been a director of Conexant since February 2004. Prior to that, he was a director of GlobespanVirata, Inc. since September 2003. He has been the chairman of the board, chief executive officer, and president of SMSC (formerly known as Standard Microsystems Corporation) (semiconductors) since February 2000.

D. Scott Mercer, age 54 — Mr. Mercer has been a director of Conexant since 2003. Mr. Mercer is a private investor, who served as interim chief executive officer of Adaptec, Inc. (computer technology services) from May 2005 to November 2005, and as senior vice president and adviser to the chief executive officer of Western Digital Corporation (computer hardware) from February 2004 through December 2004. Prior to that, he was senior vice president and chief financial officer of Western Digital Corporation since October 2001. He served as vice president and chief financial officer of TeraLogic, Inc. (semiconductors) from June 2000 to September 2001. Mr. Mercer is a director of Adaptec, Inc., NetRatings, Inc. and Palm, Inc.

Giuseppe Zocco, age 40 — Mr. Zocco has been a director of Conexant since February 2004. Prior to that, he was a director of GlobespanVirata, Inc. since December 2001. He has been a general partner of Index Ventures (private venture capital firm) since 1996.

Class II
Continuing Directors with Terms Expiring in 2007

Donald R. Beall, age 67 — Mr. Beall has been a director of Conexant since 1998. He is the retired chairman and chief executive officer of Rockwell International Corporation (now named Rockwell Automation, Inc.) (electronic controls and communications) and was a director of Rockwell from 1978 to February 2001. Mr. Beall is Chairman of the Executive Committee of and a director of Rockwell Collins, Inc. (avionics and communications). He is also a director of Mindspeed Technologies, Inc. He is a former director of Amoco Corporation, ArvinMeritor, Inc., Skyworks Solutions, Inc., The Procter & Gamble Company and The Times Mirror Company. He is a trustee of the California Institute of Technology, a member of various University of California-Irvine supporting organizations, and an Overseer of the Hoover Institution at Stanford University. He is also an investor, director and/or advisor with several private companies and investment partnerships.

Balakrishnan S. Iyer, age 49 — Mr. Iyer has been a director of Conexant since 2002. He served as senior vice president and chief financial officer of the Company from January 1999 to June 2003. He has served as a consultant to Mindspeed Technologies, Inc. (networking infrastructure semiconductors) from June 2003 through December 2004. Mr. Iyer is currently a director of IHS, Inc., Invitrogen Corporation, Power Integrations, QLogic Corporation and Skyworks Solutions, Inc.

Jerre L. Stead, age 63 — Mr. Stead has been a director of Conexant since 1998. Mr. Stead has been chairman of the board of IHS, Inc. (software) since December 2000. He is a director of Armstrong World Industries, Inc., Brightpoint, Inc., Mindspeed Technologies, Inc. and Mobility Electronics, Inc. He is also chairman of the board of the Center of Ethics and Values at Garrett Seminary on the Northwestern University campus.

BOARD COMMITTEES AND MEETINGS

The standing committees of the Board of Directors of Conexant during fiscal 2005 were an Audit Committee, a Governance and Board Composition Committee, and a Compensation and Management Development Committee, each of which is comprised of non-employee directors who are independent directors within the meaning of the rules of The Nasdaq Stock Market. The functions of each of these three committees are described below; committee charters are posted on Conexant’s website at www.conexant.com/ir/corp_corp_gov.html. In addition, as of August 6, 2004, the Board of Directors of Conexant also has an Investment Management Committee, whose members consist of employee and non-employee directors, some of whom are not independent directors. The members of each of the Board committees are identified in the following table, each committee chairman being denoted with an asterisk. Conexant’s independent directors also hold regular meetings without members of management present.

			Governance		Compensation
			&		&
			Board		Management		Investment
Director	Audit		Composition		Development		Management

D. R. Beall			X	*	X		X
S. J. Bilodeau	X		X
D. Deb			X		X		X
D. W. Decker							X	*
F. C. Farrill			X
B. S. Iyer							X
J. W. Marren	X		X		X		X
F. S. Mercer	X	*	X
J. L. Stead			X		X	*
G. Zocco			X

*	Chairman

The Audit Committee, among other things, reviews the scope and effectiveness of audits of Conexant by its independent public accountants and internal auditors; selects and recommends the employment of independent public accountants for Conexant, subject to approval of the shareowners; reviews the audit plans of Conexant’s independent public accountants and internal auditors; reviews and approves, in advance, the fees charged and the scope and extent of any non-audit services performed by the independent public accountants; establishes procedures for the receipt, retention and treatment of anonymous and other complaints regarding Conexant’s accounting or auditing matters; reviews Conexant’s quarterly and annual financial statements before their release; reviews and approves the appointment or change of Conexant’s executive director of internal audit; reviews the adequacy of Conexant’s system of internal controls and recommendations of the independent public accountants and of the internal auditors with respect thereto; reviews and acts on comments and suggestions by the independent public accountants and by the internal auditors with respect to their audit activities; monitors compliance by Conexant’s employees with its standard of business conduct policies; meets with Conexant’s management to review any issues related to matters within the scope of the Audit Committee’s duties; and investigates any matter brought to its attention within the scope of its duties. The Audit Committee acts pursuant to a written charter. In the opinion of the Conexant board of directors, all current members of the Audit Committee are independent directors. The Audit Committee met 12 times during the 2005 fiscal year.

The principal functions of the Governance and Board Composition Committee are to develop and review at least annually Conexant’s governance guidelines; to develop an annual self-evaluation process for the board and its committees and oversee the annual self-evaluations; to review the board’s committee structure and recommend to the board for its approval the directors to serve as members of each committee; to consider and recommend to the board of directors qualified candidates for election as directors of Conexant; to lead the search for qualified candidates who may be submitted by directors, officer, employees, shareowners and others; and periodically to prepare and submit to the board of directors for adoption the committee’s selection criteria for director nominees. The Governance and Board Composition Committee acts pursuant to a written charter.

Under the Governance and Board Composition Committee’s current board selection criteria (included in the Company’s Guidelines on Corporate Governance and posted on Conexant’s website at www.conexant.com/ir/corp_corp_gov.html), director candidates are selected with a view to bringing to the board a variety of experience and backgrounds. Directors should have high level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems. The committee seeks candidates of the highest character and integrity, and who have experience at or demonstrated understanding of strategy/policy setting and a reputation for working constructively with others. In addition, candidates should have sufficient time available to devote to Conexant in order to carry out their duties as directors. In fulfilling its responsibility to lead the search for qualified director candidates, the committee consults with other directors, as well as the chief executive officer and other senior executives of Conexant. The committee may also from time to time retain third party search firms to assist in identifying candidates. The committee will consider director candidates recommended by Conexant shareowners pursuant to the procedures described in “Shareowner Proposals or Nominations”. In the opinion of the Conexant board of directors, all current members of the Governance and Board Composition Committee are independent directors. The Governance and Board Composition Committee met once during the 2005 fiscal year.

The principal functions of the Compensation and Management Development Committee, or the Compensation Committee, are to recommend compensation and benefits for non-employee directors; to review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer; to determine the salaries of all executive officers and review annually the salary plan for other executives in general management positions; to review Conexant’s base pay, incentive compensation, deferred compensation and all stock-based plans; to review the performance of Conexant’s chief executive officer and oversee the development of executive succession plans; and to prepare and publish an annual executive compensation report. The members of the Compensation Committee are ineligible to participate in any of the plans or programs administered by the Compensation Committee, except the Conexant Directors Stock Plan. In the opinion of the Conexant board of directors, all current members of the Compensation Committee are independent directors. The Compensation Committee met 5 times during the 2005 fiscal year and acted by unanimous written consent 4 times.

The principal functions of the Investment Management Committee are the review of the Company’s investments, equity and debt positions and working with management to develop a strategy for the liquidation of certain investments and repayment of the Company’s convertible notes. The Investment Management Committee met once during the 2005 fiscal year.

The Conexant Board of Directors held 9 meetings and acted by unanimous written consent 4 times during the 2005 fiscal year. Each director is expected to attend each meeting of the board and those committees on which he serves. No director attended less than 75% of all the meetings of the board and those committees on which he served in the 2005 fiscal year. In addition, Conexant’s independent directors held 2 meetings during the 2005 fiscal year. Directors are expected to attend Conexant’s annual meetings of shareowners. All currently serving directors, who were members of the board of directors as of the time of the 2005 Annual Meeting of Shareowners (other than Dipanjan Deb and John W. Marren) attended that meeting, held on February 23, 2005. The board of directors has implemented a process for shareowners of Conexant to send communications to the board. Any shareowner desiring to communicate with the board, or with specific individual directors, may do so by writing to the Secretary of Conexant, who has been instructed by the board to forward promptly all such communications to the addressees indicated thereon.

Directors’ Compensation

During fiscal 2005, non-employee directors of Conexant received a base retainer at the rate of $30,000 per year for board service. They received an additional retainer for service on committees of the board as follows: an annual fee of $5,000 for service as a committee chairman, except that the chairman of the Audit Committee received an annual fee of $10,000, and an annual fee of $2,500 for service as a member of a committee. In addition, each non-employee director received $1,500 per day for each board meeting attended in person and $750 per day for each board meeting attended by telephone. On dates when there was no regularly scheduled board meeting, each non-

employee director received $1,000 for each committee meeting attended either in person or by telephone. The Conexant Directors Stock Plan provides that upon initial election to the board, each non-employee director will be granted an option to purchase 40,000 shares of Conexant Common Stock at an exercise price per share equal to the fair market value of Conexant Common Stock on the date of grant. Such stock options become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, following completion of 6 months of service on the board, each non-employee director is eligible to receive an option to purchase 10,000 shares following the Conexant Annual Meeting of Shareowners and an option to purchase an additional 10,000 shares approximately 6 months from that date.

Immediately following the 2005 Annual Meeting of Shareowners on February 23, 2005 and again in August 2005, each non-employee director received options to purchase 10,000 shares of Conexant Common Stock. Until November 2005, all of the cash and equity compensation to which Mr. Marren was entitled was paid directly to TPG GenPar L.P., a unit of Texas Pacific Group.

Effective December 30, 2004, Dr. Ralph J. Cicerone resigned from the board in preparation for his assuming the Presidency of the National Academy of Sciences, which does not permit its president to serve on corporate boards. In recognition of Dr. Cicerone’s contribution to the Company and service on the Board of Directors, the Compensation Committee amended the terms and conditions of Dr. Cicerone’s stock options grants such that his stock options will be treated as if he were retiring at age 55 and after 5 years of service; i.e., upon his leaving the board all his outstanding options became exercisable and he has the lesser of 5 years or the remaining life of the options in which to exercise them.

None of the non-employee directors was eligible to participate in the Company’s Exchange Offer, described below under the caption “Long-Term Incentive Compensation” in the report of the Compensation Committee on Executive Compensation.

Under the terms of Conexant’s directors’ deferred compensation plan, a director may elect to defer all or part of the cash payment of retainer fees until such time as shall be specified with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the alternative each year to determine whether to defer all or any portion of the cash retainer by electing to receive shares or restricted shares valued at the closing price of Conexant Common Stock on the Nasdaq National Market System on the date each retainer payment would otherwise be made in cash.

Report of the Audit Committee

The Audit Committee has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter that was adopted by the board of directors on November 30, 1998 and amended and restated most recently on February 25, 2004. The Audit Committee reviews the charter annually and revises it as appropriate; a copy of the charter is available on the Company’s website at www.conexant.com. The Audit Committee consists entirely of independent directors, and its Chairman, D. Scott Mercer, is an audit committee financial expert.

The Audit Committee reviewed and discussed with Conexant’s management and Deloitte & Touche LLP, the Company’s independent auditors, the audited consolidated financial statements of Conexant for the fiscal year 2005. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61 (Communication with Audit Committees) and Securities and Exchange Commission Regulation S-X Rule 2-07.

The Audit Committee also reviewed written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Deloitte & Touche LLP its independence from Conexant and considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of that firm.

The Audit Committee also discussed with the Company’s internal and independent auditors their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements for fiscal year 2005 in Conexant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Audit Committee also selected, subject to shareholder ratification, Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2006.

Audit Committee

D. Scott Mercer, Chairman
Steven J. Bilodeau
John W. Marren

Report of the Compensation and Management Development Committee on Executive Compensation

The Compensation and Management Development Committee (Committee) consists entirely of independent directors and is responsible for determining all components of the compensation to be paid to the Chief Executive Officer and each of the Company’s other named executive officers, as well as administering the Company’s stock plans (including reviewing and approving equity grants to executive officers). The Committee approves and evaluates the Company’s compensation and polices applicable to the executive officers and also periodically reviews the compensation of other senior executives who have significant managerial responsibility. The Committee has provided the following report on executive compensation.

Compensation Philosophy and Objectives

The Committee believes that executive compensation should be based on a “pay-for-performance” philosophy and strongly linked to individual performance, Company financial and business performance and increases in shareowner value. Its compensation objectives are to provide a compensation package that allows Conexant to attract and retain key managerial talent, has variable pay opportunities linked to short-term Company performance and has equity compensation opportunities linked to longer-term increases in shareowner value. The key components of executive compensation are: base salary; a short-term incentive opportunity (annual bonus plan); and long-term stock-based incentives.

Compensation levels for executives are established based on comparisons to executive compensation of U.S.-based semiconductor and other high technology companies which are considered generally comparable to Conexant. While there is no specific formula that is used to establish executive compensation, the Committee considers the total compensation (earned or potentially available) of the executive officers in establishing each component of compensation. In its review, the Committee primarily relies on the following: (1) industry, peer group and national surveys; (2) reports of independent compensation consultants who may from time to time advise the Committee; and (3) performance judgments as to the past and expected future contributions of individual executives.

Based on the Committee’s assessment of the compensation of comparable executives in similar companies, the Committee establishes base salaries, short-term annual incentives and long-term incentives. For each comparable job, each component of compensation (base salary, short-term annual incentive and long-term incentives) is generally targeted to be near the median of the competitive data. However, the Committee uses its discretion to set any one or more of the components of compensation at levels higher or lower than the median depending on an individual’s role, responsibilities, and performance and with regard to internal equity within the Company.

The total executive compensation package of base salary, short-term incentives and long-term incentives is linked to “pay-for-performance” and is intended to vary with individual performance, Company financial and business performance and Conexant stock performance. If short-term Company performance and long-term Conexant stock performance are better or worse than expected, executives can earn materially more or less than originally targeted. The Committee believes that this type of performance-based compensation is appropriate for the Company’s business and industry.

Conexant also offers its executives a few perquisites, such as financial planning and tax preparation services, physicals and health club memberships. The Company also has an executive compensation deferral plan which allows executive officers, directors and certain other executives to defer their base salary and bonuses to future dates. This compensation deferral plan also allows certain executives to obtain the 401(k) Company match beyond the IRS-prescribed contribution limits of the Company’s qualified 401(k) plan. The costs associated with these additional compensation items are disclosed in the Summary Compensation Table and related footnotes.

Short-term Incentive Compensation

Conexant’s short-term incentive program (annual bonus plan) is based on Company performance as measured against the performance criteria adopted by the Committee for each particular fiscal year. The performance criteria typically include one or more of the following: revenue growth, operational profitability, and attainment of strategic business development goals. Achievement of the pre-established performance criteria is the main determinant of whether or not there will be an incentive pool (i.e., an amount available for payments under the annual bonus plan) for the fiscal year. Each executive officer is eligible to receive an annual bonus award based upon the executive’s bonus target and the size of the incentive pool that the Committee approves for the payment of bonuses for fiscal year performance. At the end of the fiscal year, the Committee, in its sole discretion, may increase or decrease the size of the incentive pool from that determined solely by reference to the pre-established performance criteria. In exercising its discretion to determine the incentive pool amount, if any, the Committee will consider all then existing circumstances that it deems relevant, including, for example, the achievement of performance criteria, market conditions, forecasts, and anticipated expenses to be incurred or payable during the fiscal year. If Conexant meets or exceeds the applicable performance criteria, amounts paid under the annual bonus plan may exceed target levels. Similarly, if the performance criteria are not achieved, bonus amounts may be less than the target levels or potentially zero. The actual payout of an award may be further adjusted by the Committee to reflect individual performance. The annual bonus plan is generally cash based, but has on occasion been designed using restricted stock and performance share awards that vested upon achievement of operational and financial targets.

For fiscal 2005, Conexant adopted an annual incentive compensation plan based on financial performance as measured by core operating income. Subsequent to fiscal year 2005, based on fiscal 2005 performance, the Committee determined that no bonuses would be paid out of this plan.

For fiscal 2004, Conexant had two separate short-term incentive plans in place:

•	an incentive plan for Conexant employees which covered the 5-month period prior to the merger with GlobespanVirata; and

•	a company-wide post-merger incentive plan applicable to all employees of the newly combined company for the remaining 7 months of fiscal 2004.

Both plans were based on financial performance as measured by pro-forma operating income as well as other financial criteria. Based on the post-merger Company performance, no bonus was paid under the company-wide post-merger incentive plan. However, for Conexant employees and executives who were eligible for the 5-month pre-merger incentive plan, a pro-rata bonus was paid for achievement of Conexant performance against the goals. In fiscal 2004, that short-term pre-merger incentive plan for legacy-Conexant employees generated a bonus which was approximately 21% of an employee’s target level of annual incentive compensation.

For fiscal 2003, the Committee adopted an annual bonus plan based on financial performance as measured by pro-forma operating income for the Company’s Broadband Communications business. In 2003, that plan generated a bonus which was approximately 17% of an employee’s target level of annual incentive compensation.

For fiscal 2002, Conexant granted performance share awards that entitled the recipient to receive shares of Conexant common stock or cash, based on the value of Conexant common stock on the date the performance share award vested. At the time the performance share awards were granted, the Committee established vesting criteria based upon the achievement of financial performance criteria for fiscal years 2002 and 2003 by certain specified dates. To the extent that the financial performance criteria were not met by the specified dates, the relevant performance share awards would not vest and would terminate. In February 2003 and February 2004, the portion of the performance share award that was based on achievement of fiscal performance criteria related to fiscal years 2002 and 2003, respectively, vested. On average, that plan generated a bonus which was approximately 38% of an employee’s target level of annual incentive compensation.

Additionally, on occasion the Committee has made special cash bonus awards outside of the annual bonus plan. In fiscal 2005, the Committee awarded Lewis Brewster $75,000 for his work on the Company’s gross margin improvement initiative. In fiscal 2004, upon completion of the Merger on February 27, 2004, the Committee awarded each of Messrs. Decker, Rhodes, Brewster and Blouin a special cash bonus in recognition of their contributions in completing the Company’s focused business creation strategy and during the Merger process.

Long-term Incentive Compensation

Conexant has a long-term incentive program that provides a direct link to the interests of shareowners by providing an incentive to maximize shareowner value. Annual long-term incentive grants for executives and employees are a key element of market-competitive compensation in our industry. Conexant’s long-term incentive compensation is delivered through the grant of stock options (and in some cases, shares of restricted stock) to executives and most employees under the 1999 Long-Term Incentives Plan and the 2000 Non-Qualified Stock Plan.

Stock options aid in the attraction and retention of employees and align the interests of employees with those of the shareowners. Stock options have value for an employee only if the price of Conexant common stock increases and the employee remains employed by Conexant for the period required for the stock options to vest and become exercisable (typically four years), thus providing an incentive to remain employed at Conexant.

As with all the components of executive compensation, the Committee determines all material aspects of the long-term incentive awards — who receives an award, the amount of the award, the grant price of the award, the timing of the awards as well as any other aspect of the award they may deem material. When making its decisions regarding long-term incentives, the Committee considers many factors. In addition to competitive market data, it considers the number of shares of Conexant common stock outstanding, the amount of equity incentives currently outstanding and the number of shares available for future grant under the stock plans. Furthermore, individual executive stock option awards may be based on many individual factors such as relative job scope and contributions made during the prior year and the number of shares held by the executive.

In fiscal 2005, Conexant did not make a broad-based stock option grant other than the replacement option grants made in connection with the stock option Exchange Offer discussed below.

The decline of the Company’s common stock price during 2004 strongly undercut the Board of Directors’ desire to provide Conexant employees with the opportunity to participate in its long-term growth through its stock option programs. In order to increase the retention value of the Company’s stock option programs, the Board approved an exchange offer pursuant to which all employees with stock option grants having an exercise price of $5 or above could exchange them for new stock options to be granted in the future (the “Exchange Offer”). Under the terms of the Exchange Offer, which commenced on November 12, 2004, eligible employees who chose to participate had their tendered stock options cancelled on December 13, 2004 and, on June 14, 2005 they received one new option as a replacement for each option cancelled. Those “replacement options” had an exercise price of $1.49 per share (the fair market value of Conexant common stock on the date of grant). Depending on whether the cancelled options were granted before, on or after December 31, 2002 or whether the eligible employee was a senior executive of the Company, the replacement options either (i) vest in three equal installments on the first, second and third anniversaries of the grant date or (ii) vest 50% on the first anniversary of the grant date and 25% on each of the second and third anniversaries of the grant date. In addition, if an employee is involuntarily terminated without cause within one year following the replacement option grant date, then 50% of the shares subject to the replacement option will vest immediately as of the date of termination.

On December 13, 2004, the Company accepted and cancelled all options properly tendered in the Exchange Offer. Pursuant to the Exchange Offer, all of the executive officers exchanged all of their eligible options with exercise prices of $5 or above. Accordingly, on June 14, 2005 each executive officer received his replacement options with an exercise price of $1.49 per share, and which vest and become exercisable in three equal installments over three years.

For fiscal years 2004 and before, long-term incentive awards were typically made on an annual basis. However, on occasion the incentive awards were delivered in two phases in an effort to minimize the market risk associated with making an annual award on a single date and to increase their retention value by spreading out the vesting events over time.

In addition to encouraging stock ownership by granting stock options and restricted stock, Conexant further provides all of its employees (including executive officers) the opportunity to own Conexant common stock through Conexant’s Employee Stock Purchase Plans, or the ESPPs. The ESPPs allow participants to buy Conexant common stock at a 15% discount to the market price with up to 15% of their salary and bonuses (subject to certain legal and other limitations).

Chief Executive Officer Compensation

Fiscal year 2005 was a transition year for Conexant. On November 9, 2004, Armando Geday resigned as chief executive officer of the Company and on November 12, 2004 he resigned from the Board of Directors. On June 30, 2005 his employment with the Company ended. Substantially all of Mr. Geday’s fiscal 2005 compensation was paid pursuant to the terms of his separation agreement with the Company. A description of his separation agreement is included under the caption “Certain Relationships and Related Transactions — Executive Officer Employment Agreements” of the Proxy Statement and the separation payment details can be found in a footnote to the Summary Compensation Table.

On November 9, 2004, coincident with Mr. Geday’s resignation, at the request of the Board of Directors, Dwight W. Decker reassumed the position of chief executive officer, a position he previously held from the spin-off of Conexant from Rockwell International Corporation in 1999 through the completion of the Merger on February 27, 2004. Mr. Decker’s compensation for fiscal year 2005 is discussed below. A description of Mr. Decker’s employment contract can be found under the caption “Certain Relationships and Related Transactions — Executive Officer Employment Agreements” of the Proxy Statement.

Upon completion of the Merger on February 27, 2004, although Mr. Decker relinquished the role of chief executive officer of Conexant to Mr. Geday, at the request of the Board, he remained an employee of Conexant and became the non-executive chairman of the board. On November 9, 2004, at the request of the board, Mr. Decker resumed the position of chief executive officer while continuing in his position as chairman of the board. Since June 28, 2003 Mr. Decker’s base salary has remained at $575,000 and he is eligible for an annual performance bonus as determined by the Committee. In early 2005, based on Conexant performance under the 2004 pre-merger incentive plan for Conexant employees, Mr. Decker was paid a bonus of $150,661. This amount was approximately 21% of his annual incentive compensation target, comparable to the percentage for other employees and executives receiving payment under the pre-merger incentive plan for Conexant employees.

Also in 2005, as an inducement to resume the chief executive officer position, Mr. Decker was granted a performance share award covering 275,000 shares of Conexant common stock. This performance share award was made in lieu of a cash bonus for fiscal year 2005. The performance share award, which was provided for in Mr. Decker’s amended employment agreement entered into with the Company on March 10, 2005, was subject to vest and be payable only to the extent that the performance goals established and measured by the Committee were achieved. Subsequent to fiscal year 2005, the Committee determined that, based upon its assessment of Mr. Decker’s 2005 performance, the performance share award would vest as of November 2, 2005 and that the award would be paid in the form of shares of Company common stock (net of applicable taxes). In making its determination, the Committee considered a number of factors in assessing Mr. Decker’s performance, including, but not limited to, achievement and progress in the areas of strategic planning, financial results, reducing operating expenses, leadership and investor relations. Mr. Decker was also recognized for stabilizing the business during its turnaround by consistently meeting the Company’s quarterly revenue targets for fiscal year 2005, improving margins and making major progress against key Company goals.

On June 14, 2005, pursuant to the terms of the Exchange Offer (described above), all eligible employees and executives received replacement options with an exercise price of $1.49 per share. Mr. Decker received 473,343 replacement options which will vest in three equal installments over three years. Additionally, pursuant to the terms of the employment agreement with Mr. Decker on July 1, 2005, Mr. Decker was granted 300,000 options, which were to vest and become exercisable in two equal installments on November 8, 2005 and November 8, 2006.

In fiscal 2005, Mr. Decker also received executive perquisites as described in the Summary Compensation Table.

Compliance with Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by Conexant in any year with respect to each of Conexant’s named executive officers. Certain performance-based compensation that has been approved by shareowners is not subject to the deduction limit. The 1999 Long-Term Incentives Plan is qualified so that awards under the plan constitute performance-based compensation not subject to the deduction limit under section 162(m). Since the Committee retains discretion with respect to base salaries and certain other compensation awards, those elements would not qualify as “performance based” compensation for section 162(m) purposes. It is the Committee’s objective that, so long as it is consistent with its overall business, compensation and retention objectives, Conexant will, to the extent reasonable, endeavor to keep executive compensation deductible by Conexant for federal income tax purposes.

Compensation and Management Development Committee

Jerre L. Stead, Chairman
Donald R. Beall
Dipanjan Deb
John W. Marren

Equity Compensation Plan Information

The following table provides information as of September 30, 2005 about shares of the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or directors under all of the Company’s existing equity compensation plans, including the Company’s 1998 Stock Option Plan, 1999 Long-Term Incentives Plan, 2000 Non-Qualified Stock Plan, Directors Stock Plan, Amended and Restated 2001 Employee Stock Purchase Plan, 1999 Non-Qualified Employee Stock Purchase Plan, 2001 Performance Share Plan, and 2004 New-Hire Equity Incentive Plan, as well as the GlobespanVirata 1999 Equity Incentive Plan, 1999 Supplemental Stock Options Plan, and Amended and Restated 1999 Stock Incentive Plan assumed in the Merger (collectively, the “Equity Compensation Plans”). The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with other mergers and acquisitions of the companies which originally granted those options. Footnote (6) to the table sets forth the total number of shares of the Company’s common stock issuable upon exercise of those assumed options as of September 30, 2005 and the weighted average exercise price of those options. No additional options may be granted under these assumed plans.

				Number of Securities
	Number of Securities to		Weighted Average Exercise	Remaining
	be Issued upon Exercise		Price of Outstanding	Available for Future Issuance
	of Outstanding Options,		Options, Warrants and	under Equity Compensation
	Warrants and Rights		Rights	Plans

Equity compensation plans approved by shareowners
Stock plans	38,350,432		$3.44	29,943,095	(1)
Employee Stock Purchase Plan (domestic)	—			5,085,522	(2)
Directors Stock Plan	1,405,857		$3.19	275,715	(3)

Total	39,756,289			35,304,332
Equity compensation plans not approved by shareowners
Stock plans	66,987,227		$2.21	10,460,275
2004 New-Hire Equity Incentive Plan	1,340,782		$7.42	16,285,968
Employee Stock Purchase Plan (international)	—			739,465	(4)
Performance Share Plan	275,000			3,167,196	(5)

Total	68,603,009	(6)(7)		30,652,904
Grand Total	108,359,298			65,957,236

(1)	Includes shares of Conexant common stock issuable upon exercise of outstanding options under the GlobespanVirata 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and Amended and Restated 1999 Stock Incentive Plan assumed by Conexant in connection with the Merger.

(2)	Includes shares of Conexant common stock subject to purchase rights accruing under the Amended and Restated 2001 Employee Stock Purchase Plan. The Amended and Restated 2001 Employee Stock Purchase Plan provides that the maximum authorized shares thereunder will be automatically increased by an additional 2,500,000 shares, or such lesser number as the Board may determine, on October 1 of each year commencing with October 1, 2003 and ending on October 1, 2012, for a maximum increase of 25,000,000 additional shares.

(3)	Effective on October 1, 2004, the maximum number of shares issuable under the Directors Stock Plan was automatically increased by 351,192 shares. The Directors Stock Plan, as amended effective February 27, 2004, provides that the maximum number of shares under the Directors Stock Plan is automatically increased on the first day of each fiscal year by an additional amount equal to the greater of 250,000 shares or 0.075% of the shares of Conexant common stock outstanding on that date, subject to the Board of Directors being authorized and empowered to select the smaller amount.

(4)	Includes shares of Conexant common stock subject to purchase rights accruing under the 1999 Non-Qualified Employee Stock Purchase Plan.

(5)	Under the 2001 Performance Share Plan, the performance share awards may be paid in shares of Conexant common stock, cash or both. See “— Equity Compensation Plans Not Approved by Stockholders — 2001 Performance Share Plan” below.

(6)	The table does not include information for certain equity compensation plans assumed by Conexant in connection with mergers and acquisitions of the companies which originally established those plans. As of September 30, 2005, a total of 3,110,918 shares of Conexant common stock were issuable upon exercise of outstanding options under those assumed plans and the weighted average exercise price of those outstanding options was $5.70 per share. No additional options may be granted under those assumed plans.

(7)	Pursuant to the Company’s Exchange Offer, on December 13, 2004 options to purchase an aggregate of 32,692,663 shares of Conexant common stock were tendered for exchange to the Company and were cancelled. On June 14, 2005, eligible employees who tendered options for exchange received an equivalent number of replacement options under the Company’s 2000 Non-Qualified Stock Plan.

Equity Compensation Plans Not Approved by Shareowners

1999 Non-Qualified Employee Stock Purchase Plan

The Company’s 1999 Non-Qualified Employee Stock Purchase Plan (the “Non-Qualified ESPP”) was adopted by the Board of Directors on May 14, 1999 and was subsequently amended on August 13, 1999, July 18, 2002, July 22, 2004 and November 2, 2005. The Non-Qualified ESPP has not been approved by the Company’s shareowners. Employees of the Company’s subsidiaries located in certain countries outside the U.S. who are not officers or directors of the Company may be eligible to participate in the Non-Qualified ESPP. As of September 30, 2005, the Board of Directors reserved 2,400,000 shares of the Company’s common stock for issuance under the Non-Qualified ESPP, subject to adjustment under certain circumstances. On November 2, 2005, the Non-Qualified ESPP was amended to increase by 1,500,000 the number of shares reserved for issuance under the plan.

The Non-Qualified ESPP permits eligible employees to purchase shares of the Company’s common stock at the end of each offering period at 85% of the lower of the fair market value of the Company’s common stock on the first trading day of the offering period or on the last trading day of the offering period. Under the plan, employees may authorize the Company to withhold up to 15% of their compensation for each pay period to purchase shares under the plan, subject to certain limitations. Offering periods generally commence on the first trading day of February and August of each year and are generally six months in duration, but may be terminated earlier under certain circumstances. As of September 30, 2005, an aggregate of 739,465 shares of the Company’s common stock were available for future purchases under the Non-Qualified ESPP.

2000 Non-Qualified Stock Plan

The Company’s 2000 Non-Qualified Stock Plan (the “2000 Plan”) was adopted by the Board of Directors on November 5, 1999 and was most recently amended on February 26, 2003. The 2000 Plan has not been approved by the Company’s shareowners. The 2000 Plan authorizes grants of non-qualified stock options and restricted stock. An aggregate of 47,500,000 shares of the Company’s common stock are authorized for issuance or delivery under the 2000 Plan, provided that no more than 3,000,000 shares will be available for grants of restricted stock, in each case, subject to adjustment under certain circumstances.

Restricted stock may be granted only to employees, including officers and directors who are employees, of the Company. Stock options granted under the 2000 Plan will have an exercise price per share equal to the fair market value per share of the Company’s common stock at the date of grant. Generally, each option will vest in installments over a four year period, with 25% of the shares becoming exercisable each year on the anniversary of the date of grant. In connection with the Company’s Exchange Offer, replacement options granted on June 14, 2005 under the 2000 Plan vest in installments over a three-year period as described under the captions “Long-Term Incentive Compensation” in the report of the Compensation Committee. Stock options granted under the 2000 Plan may not be exercised after eight years from the date of grant. As of September 30, 2005, an aggregate of 10,460,275 shares were available for future grants under the 2000 Plan.

At the time of the Merger, Conexant shareowners approved the assumption and adoption by Conexant of GlobespanVirata’s 1999 Equity Incentive Plan, 1999 Supplemental Stock Option Plan and Amended and Restated 1999 Stock Incentive Plan, referred to collectively as the GlobespanVirata stock plans. Additionally, shareowners approved Conexant’s use of the shares remaining available for grant under the GlobespanVirata stock plans at the time of the Merger, as well as any additional shares that may become available for grant under the GlobespanVirata stock plans as a result of cancellations, forfeitures, lapses or other terminations of outstanding awards (in each case after adjustment to reflect the merger exchange ratio), for grant of awards by Conexant after the Merger under the GlobespanVirata stock plans or under Conexant’s stock plans, including Conexant’s 1999 LTIP and the 2000 Plan. As of September 30, 2005, a total of 24,287,317 shares were available for issuance under these plans, which are included on the “Equity compensation plans approved by shareowners” section of the Equity Compensation Plan table.

2001 Performance Share Plan

The Company’s 2001 Performance Share Plan (the “Performance Share Plan”) was adopted by the Board of Directors on November 2, 2001. The Performance Share Plan has not been approved by the Company’s shareowners. An aggregate of 4,000,000 shares of the Company’s common stock are authorized for grants of performance share awards under the Performance Share Plan, subject to adjustment under certain circumstances.

The Performance Share Plan permits eligible employees to receive grants of performance share awards which vest based on performance criteria and continued employment with the Company from the grant date through the time of vesting. The value of the performance share award will equal the fair market value of the Company’s common stock. Employees whose performance share awards vest are entitled to receive a payment in the form of shares of the Company’s common stock, cash or both. As of September 30, 2005, an aggregate of 3,167,196 shares of the Company’s common stock were available for future grants under the Performance Share Plan.

2004 New-Hire Incentive Plan

The Company’s 2004 New-Hire Incentive Plan (the “New-Hire Plan”) was adopted by the Board of Directors on February 6, 2004. The New-Hire Plan has not been approved by the Company’s shareowners. An aggregate of 12,000,000 shares of the Company’s common stock were authorized for grants of stock or stock options under the New-Hire Plan, subject to adjustment under certain circumstances. The New-Hire Plan has an evergreen feature so that at the start of each new fiscal year of the Company the number of shares authorized for grants is adjusted to add as many shares as needed to bring the aggregate available shares up to 10,000,000.

The New-Hire Plan permits the Company to make grants of equity compensation to new employees in a merger or acquisition or to persons not previously a director of or employed by the Company, or following a bona fide period of non-employment by the Company, if the equity grant is a material inducement in the person’s entering into employment with the Company. As of September 30, 2005, an aggregate of 16,285,968 shares of the Company’s Common Stock were available for future grants under the New Hire Plan, which number of shares includes additional shares that may have become available for grant as a result of cancellations, forfeitures, lapses or other terminations of outstanding awards.

Shareowner Return Performance Graph

Set forth below is a line graph comparing the cumulative total shareowner return on Conexant common stock against the cumulative total return of the Standard & Poor’s 500 Stock Index and the Nasdaq Electronic Components Index for the period beginning October 1, 2000 and ending September 30, 2005. The graph assumes that $100 was invested on October 1, 2000, in each of Conexant common stock, the Standard & Poor’s 500 Stock Index and the Nasdaq Electronic Components Index at the respective closing prices on October 1, 2000 and that all dividends were reinvested. No cash dividends have been paid or declared on Conexant common stock. For purposes of the graph, the 2002 distribution of the Skyworks Solutions, Inc. shares to holders of Conexant common stock as part of the spin-off and merger of Conexant’s wireless communication business with Alpha Industries, Inc. to form Skyworks Solutions, Inc., and the 2003 Mindspeed Spin-Off are treated as non-taxable cash dividends that were reinvested in additional shares of Conexant common stock at the closing price on June 26, 2002 and June 30, 2003, respectively.

COMPARISON OF CUMULATIVE TOTAL RETURN 2000 - 2005
AMONG CONEXANT SYSTEMS, INC., THE S&P 500 INDEX
AND THE NASDAQ ELECTRONIC COMPONENTS INDEX
(ASSUMING REINVESTMENT OF STOCK DIVIDENDS)

*	Includes the reinvestment of all dividends in Conexant common stock, including the value of the dividends related to receipt of 0.351 shares of Skyworks Solutions, Inc. common stock on June 25, 2002 for each share of Conexant common stock held and the receipt of 1 share of Mindspeed Technologies, Inc. common stock on June 27, 2003 for every 3 shares of Conexant common stock held.

	Cumulative Total Return
	9/00	9/01	9/02	9/03	9/04	9/05
CONEXANT SYSTEMS, INC.*	$100.00	$19.82	$6.91	$42.81	$12.10	$13.54
S&P 500	100.00	73.38	58.35	72.58	82.65	92.78
NASDAQ ELECTRONIC COMPONENTS INDEX	100.00	36.20	22.58	44.45	35.80	42.83

Executive Compensation

The information shown below reflects the annual and long-term compensation, from all sources, of the chief executive officers of Conexant during fiscal 2005 and the other four most highly compensated executive officers of Conexant at September 30, 2005 (the “Named Executive Officers”) for services rendered in all capacities to Conexant for the fiscal years ended September 30, 2003, 2004 and 2005.

Summary Compensation Table

								Long-term Compensation
		Annual Compensation						Awards			Payouts
											Long-
								Restricted	Stock		term
Name and Principal Position	Fiscal					Other Annual		Stock	Options		Incentive	All Other
With Conexant	Year	Salary		Bonus		Compensation		Awards	(Shares)		Payouts	Compensation(1)

Dwight W. Decker	2005	$575,000		$150,661		$23,525		—	773,343	(2)	—	$23,044
Chairman of the board	2004	663,462	(3)	1,112,431	(4)	54,167	(5)	—	125,000		—	28,239
and chief executive	2003	660,192		50,929	(6)	21,180		—	741,742		—	29,946
officer
F. Matthew Rhodes	2005	450,000		75,724		13,784		—	1,320,231	(2)	—	13,845
President	2004	483,173	(7)	415,475	(8)	14,820		—	800,000		—	10,604
	2003	389,904		17,081	(6)	12,276		—	696,696		—	12,703
Lewis C. Brewster	2005	416,250	(9)	127,823	(10)	14,268		—	593,545	(2)	—	8,990
Executive vice	2004	360,000		246,025	(11)	12,875		—	375,000		—	14,400
president and chief	2003	350,361	(12)	16,328	(6)	15,856		—	396,696		—	13,427
operating officer
J. Scott Blouin	2005	316,442	(13)	112,731	(14)	21,372		—	992,380	(2)	—	8,399
Senior vice president	2004	300,000		206,645	(15)	15,041		—	375,000		—	—
and chief financial	2003	311,538		15,069	(6)	13,167		—	185,435		—	—
officer
Dennis E. O’Reilly	2005	325,000		40,875		22,813		—	333,545	(2)	—	13,000
Senior vice president,	2004	325,000		85,973	(16)	24,023		—	265,000		—	13,000
chief legal officer	2003	312,500		10,883	(6)	19,009		—	148,348		—	12,500
and secretary
Armando Geday(17)	2005	58,767	(18)	—		2,555		—	2,607,440	(2)	—	3,157,506	(19)
Chief executive officer	2004	391,346	(20)	—		12,952		—	1,050,000		—	—

(1)	Amounts contributed or accrued for the Named Executive Officers under the Conexant savings plans and the related executive deferral plan.

(2)	Represents stock options granted on June 14, 2005 to Messrs. Decker, Rhodes, Brewster, Blouin, O’Reilly and Geday for stock options tendered by each of them and subsequently cancelled in Conexant’s offer to exchange options with exercise prices of $5 or above for new options with exercise prices equal to the fair market value of Conexant Common Stock on that date and a three year (33% per year) vesting schedule. Mr. Decker’s 773,343 options include a grant of non-qualified options to purchase 300,000 shares made on July 1, 2005.

(3)	Includes $88,462 paid to Mr. Decker in lieu of vacation.

(4)	Represents a $718,750 special bonus paid in connection with the completion of the Merger, $136,165 paid as part of the fiscal 2003 bonus program and $257,516, which represents the fair market value of performance share awards granted in fiscal 2002 that vested in fiscal 2004 based on Conexant’s business performance for fiscal 2003. Mr. Decker received a portion of his award in the form of 20,387 shares of Conexant common stock.

(5)	Includes $33,554 for Conexant restricted stock that vested in 2004 which was originally received as a grant by Rockwell International Corporation (now, Rockwell Automation, Inc.).

(6)	Represents the fair market value of performance share awards granted in fiscal 2002 which vested in fiscal 2003 based on Conexant’s business performance for fiscal 2002. Mr. Decker chose to receive the value of his award in the form of 10,124 shares of Conexant common stock.

(7)	Includes $43,269 paid to Mr. Rhodes in lieu of vacation.

(8)	Represents a $300,000 special bonus paid in connection to the completion of the Merger, $57,901 paid as part of the fiscal 2003 bonus program and $57,574, which represents the fair market value of performance share awards granted in fiscal 2002 that vested in fiscal 2004 based on Conexant’s business performance for fiscal 2003. Mr. Rhodes received a portion of his award in the form of 4,558 shares of Conexant Common Stock.

(9)	Includes $56,250 paid to Mr. Brewster in lieu of vacation.

(10)	Includes a $75,000 special bonus paid for work related to Conexant’s Gross Margin Improvement Program. Another payment in the same amount will be made in January 2006.

(11)	Represents a $150,000 special bonus paid in connection to the completion of the Merger, $38,770 paid as part of the fiscal 2003 bonus program and $55,035, which represents the fair market value of performance share awards granted in fiscal 2002 that vested in fiscal 2004 based on Conexant’s business performance for fiscal 2003. Mr. Brewster received a portion of his award in the form of 4,357 shares of Conexant common stock and $2,220 in the form of a performance award.

(12)	Includes $14,688 paid to Mr. Brewster in lieu of vacation.

(13)	Includes $16,442 paid to Mr. Blouin in lieu of vacation.

(14)	Includes a $75,000 special bonus paid to Mr. Blouin on the first anniversary of the Merger, per his employment agreement.

(15)	Represents a $125,000 special bonus paid in connection to the completion of the Merger, $30,842 paid as part of the fiscal 2003 bonus program and $50,803, which represents the fair market value of performance share awards granted in fiscal 2002 that vested in fiscal 2004 based on Conexant’s business performance for fiscal 2003. Mr. Blouin received a portion of his award in the form of 4,022 shares of Conexant common stock.

(16)	Represents $30,938 paid as part of the fiscal year 2003 bonus program and $55,035, which represents the fair market value of performance share awards granted in fiscal 2002 that vested in fiscal 2004 based on Conexant’s business performance in fiscal 2003. Mr. O’Reilly received a portion of his award in the form of 4,357 shares of Conexant common stock.

(17)	Mr. Geday served as chief executive officer of the Company from February 27, 2004 through November 9, 2004.

(18)	Represents Mr. Geday’s salary paid while active as chief executive officer.

(19)	Represents payments Mr. Geday received under his separation agreement dated December 13, 2004. See, “Certain Relationships and Related Transactions — Executive Officer Employment Agreements”. These payments are comprised of salary continuation of $351,618 paid after his resignation as chief executive officer on November 9, 2004 through June 30, 2005, and $21,960 in lieu of vacation and floating holidays, and a cash severance payment of $2,758,767, which is comprised of a special cash payment of $500,000, two-times his annual base and target bonus, plus a pro-rata fiscal 2005 bonus award. In addition, he received $10,000 for replacement of computer equipment and $15,161 for continuation of benefits.

(20)	Includes $63,462 paid to Mr. Geday in lieu of vacation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change of Control Employment Agreements

At the time of the Merger, Conexant entered into employment agreements with certain key executives, including Messrs. Decker, Rhodes, Brewster, Blouin, O’Reilly and Geday. Except as noted below, each of the employment agreements contains the following provisions. Each agreement sets forth the individual’s initial annual base salary and a formula for determining the individual’s annual target bonus for fiscal 2004. Each agreement provides that Conexant’s Board of Directors or the Compensation Committee will (1) review the individual’s annual base salary at least annually and may increase (but not decrease) the salary and (2) determine the amount of the individual’s annual target bonus for fiscal years after fiscal 2004. If Conexant terminates an individual’s employment without “cause” or if the individual resigns for “good reason” (as defined in the employment agreements), Conexant will continue to provide certain benefits to the executive for a specified period after the termination, unless and until the executive receives similar benefits from another employer. However,

Messrs. Brewster and O’Reilly do not have a “good reason” clause in their employment agreements. Each agreement also restricts the individual from competing with Conexant or soliciting employees or customers of Conexant during the employment period and for 12 months thereafter. Under each agreement, the individual will generally be made whole for any excise taxes imposed by the Internal Revenue Code on certain change of control payments.

For the purposes of the employment agreements, a “change of control” is defined generally as:

•	the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of Conexant common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

•	a change in the composition of a majority of the Conexant board of directors which is not supported by the current board of directors;

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of Conexant’s assets, which results in a change in the majority of the board of directors or of more than 60% of Conexant’s shareowners; or

•	approval by Conexant’s shareowners of the complete liquidation or dissolution of Conexant.

Executive Officer Employment Agreements

Dwight W. Decker.  On March 10, 2005, Mr. Decker and the Company entered into an Amended and Restated Employment Agreement (the Agreement), which amended and restated his Employment Agreement dated as of January 15, 2004 (the Prior Agreement), pursuant to which Mr. Decker served as non-executive chairman of the board and an employee of the Company from February 27, 2004. On November 9, 2004, at the request of the Board of Directors, Mr. Decker resumed the position of chief executive officer while continuing in his position as chairman of the board. The Agreement sets forth the terms and conditions of Mr. Decker’s employment as chairman of the board and chief executive officer. The Agreement also sets forth the terms and conditions of his employment as non-executive chairman of the board following his service as chief executive officer, if the Company and Mr. Decker agree that he will continue as non-executive chairman of the board; these terms and conditions are substantially similar to the terms and conditions of the Prior Agreement.

The Agreement, effective as of February 28, 2005, provides that Mr. Decker will serve as chairman of the board and chief executive officer of the Company until November 9, 2006. Following that date, the Agreement will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. In exchange for his services, Mr. Decker will be paid an initial annual base salary of $575,000 and will be eligible for an annual performance bonus as determined by the Board of Directors or the Compensation Committee. For fiscal 2005, in lieu of a cash bonus, Mr. Decker received a performance share award pursuant to the Company’s 2001 Performance Share Plan covering 275,000 shares of the Company’s common stock. On July 1, 2005, Mr. Decker was granted options to purchase 300,000 shares of the Company’s common stock, which will become exercisable in two equal installments on November 8, 2005 and November 8, 2006. All of his outstanding unvested equity awards will continue to vest during the employment term.

Under the Agreement, if the Company terminates Mr. Decker’s employment as chairman of the board and chief executive officer without “cause” or if he resigns as chairman of the board and chief executive officer for “good reason” the Company will pay him a cash lump-sum equal to the sum of (i) any unpaid base salary (and any other unpaid amounts) accrued through his termination date, (ii) a pro rata share of his target bonus for the fiscal year in which his termination occurs, (iii) two times his base salary, (iv) two times his annual target bonus, and (v) $200,000. In addition, all of his options and shares of restricted stock will become fully vested and Mr. Decker may exercise all such options until the later of (A) February 27, 2010 and (B) the second anniversary of his termination date.

If Mr. Decker resigns from his position as chief executive officer without “good reason” on or after November 9, 2005, but continues to serve as non-executive chairman of the board and an employee of the Company by mutual agreement (the Chairmanship Only Resumption), his continued service will be on terms substantially similar to those contained in the Prior Agreement. Upon a Chairmanship Only Resumption, Mr. Decker will serve as non-executive chairman of the board for as long as he continues as a director of the Company, but at least two years and four months from the date of his resignation as chief executive officer (i.e., the term remaining under the Prior Agreement at the time Mr. Decker resumed the position of chief executive officer). During the first four months following a Chairmanship Only Resumption, Mr. Decker will be paid his base salary in effect at the time of his resignation as chief executive officer. For each of the two years of his employment following this four month period, Mr. Decker will be paid $100,000. For future periods, the Board of Directors or the Compensation Committee will determine Mr. Decker’s annual base salary. During the period following a Chairmanship Only Resumption, Mr. Decker will be eligible for such annual performance bonuses, if any, as determined by the Board of Directors or the Compensation Committee. If during the first year following a Chairmanship Only Resumption, the Company terminates Mr. Decker’s employment as non-executive chairman of the board without “cause” or if he resigns for “good reason”, he will be entitled to the separation benefits described in the preceding paragraph, except that the certain payments will be calculated using the base salary in effect at the time of his resignation as chief executive officer and other payments will be based on two times his annual target bonus. Following the first year, if the Company terminates Mr. Decker’s employment without “cause” or if he resigns for “good reason”, he will be entitled to lesser separation benefits and the Company will also pay him, as part of the cash lump-sum, any unpaid target bonus for the fiscal year in which his termination occurs.

If Mr. Decker resigns from his positions as chairman of the board and/or chief executive officer without “good reason” on or after November 9, 2005 and does not continue as non-executive chairman of the board or if Mr. Decker resigns from his position as non-executive chairman of the board without “good reason” after the four-month anniversary of the Chairmanship Only Resumption, all of his outstanding unvested equity awards will become fully vested and Mr. Decker may exercise such awards for two years following his resignation.

F. Matthew Rhodes.  Mr. Rhodes’s January 15, 2004 employment agreement as amended on November 12, 2004, was effective February 27, 2004 and provides that he will be employed as president of Conexant. The agreement has an initial two-year term, which will be automatically extended daily to provide for a rolling two-year term, unless either party notifies the other that it no longer wishes the extensions to continue. Mr. Rhodes’s initial annual base salary was $450,000 and his initial annual target bonus was 85% of his annual base salary. If Conexant terminates Mr. Rhodes’ employment without “cause” or if he resigns for “good reason”, Conexant will pay him a cash sum of (i) any unpaid base salary (and any other unpaid amounts) accrued through his termination, (ii) a pro rata share of his target bonus for the fiscal year in which his termination occurs, (iii) two times his annual base salary, (iv) two times his target bonus for the fiscal year in which his termination occurs, and (v) $200,000. In addition, all of Mr. Rhodes’ options and shares of restricted stock will become fully vested and his options may be exercised for three years following his termination.

Lewis C. Brewster.  Mr. Brewster’s February 27, 2004 employment agreement was effective on that date and provides that he will serve as executive vice president, sales, operations and quality of Conexant. In November 2004, he was promoted to executive vice president and chief operating officer. His agreement has an initial two-year term and thereafter will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. Mr. Brewster’s initial annual base salary was $360,000 and his initial annual target bonus was 70% of his annual base salary. If Conexant terminates Mr. Brewster’s employment without “cause”, Conexant will (i) continue to pay his base salary for 12 months following his termination and (ii) pay him promptly after the end of the fiscal year in which the termination occurs a cash sum of (A) a pro rata share of his target bonus for the fiscal year in which the termination occurs and (B) the full amount of his target bonus for such fiscal year. In addition, all of Mr. Brewster’s options and shares of restricted stock will continue to vest during the 12 months following his termination and all vested options may be exercised during that period and for ninety days thereafter, after which time all of his options will expire.

J. Scott Blouin.  In December 2002, Conexant entered into an employment and change of control agreement with Mr. Blouin which, in addition to providing for his continuing employment after a change of control (defined in substantially similar terms as under the change of control employment agreements described above), further defined the terms of his employment with Conexant. In connection with the Merger, the agreement was amended effective February 27, 2004 to provide that he will be employed as senior vice president and chief accounting officer of Conexant. Mr. Blouin was promoted to senior vice president and chief financial officer in August 2004. His amended agreement has an initial two-year term and thereafter will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. Mr. Blouin’s initial annual base salary was $300,000 and his initial annual target bonus was 60% of his annual base salary. In addition, Mr. Blouin will receive on or about the first anniversary of the Merger, a cash bonus of $75,000, subject to repayment in certain circumstances. If Conexant terminates Mr. Blouin’s employment without “cause” or if he resigns for “good reason”, Conexant will (i) pay him a cash lump-sum equal to any unpaid base salary (and any other unpaid amounts) accrued through his termination, (ii) continue to pay his base salary for two years following his termination and (iii) pay him promptly after the end of the fiscal year in which the termination occurs a cash lump-sum equal to the full amount of his target bonus for such fiscal year. In addition, all of Mr. Blouin’s options and shares of restricted stock will continue to vest during the two-year period following his termination and all vested options may be exercised during that period and for ninety days thereafter, after which time all of his options will expire.

Dennis E. O’Reilly.  Mr. O’Reilly’s January 15, 2004 employment agreement was effective February 27, 2004 and provides that he will be employed as senior vice president, chief legal officer and secretary of Conexant. His agreement has an initial two-year term and thereafter will be automatically extended for additional one-year terms, unless either party notifies the other that it no longer wishes the extensions to continue. Mr. O’Reilly’s initial annual base salary was $325,000 and his initial annual target bonus was 60% of his annual base salary. If Conexant terminates Mr. O’Reilly’s employment without “cause”, Mr. O’Reilly will be entitled to substantially the same payments and benefits as Mr. Brewster under his employment agreement described above. In addition, Mr. O’Reilly’s agreement with Conexant defining certain conditional benefits to Mr. O’Reilly upon his retirement, including payment of any earned unused vacation, formal salary and benefit continuation status for six months and continued eligibility for applicable benefits, remains in effect.

Armando Geday.  Mr. Geday’s January 15, 2004 employment agreement was effective February 27, 2004 and initially provided that Mr. Geday would serve as chief executive officer and as a director of Conexant. Following his resignation as chief executive officer and a director of the Company in November 2004, Conexant entered into a separation agreement with Mr. Geday in December 2004 defining certain post-termination payments and benefits to which Mr. Geday would be entitled and amending his employment agreement. Under the separation agreement, Conexant (i) continued to pay his base salary as a non-executive employee until June 30, 2005, (ii) paid him a cash sum of (A) unpaid base salary (and other unpaid amounts) accrued through the date of his resignation as chief executive officer, (B) a pro rata share of his target bonus of $550,000 for fiscal 2005, (C) two times his annual base salary of $550,000, (D) two times his target bonus of $550,000 for fiscal 2005, and (E) $510,000, (iii) agreed that Mr. Geday would continue to be able to participate in certain benefits and perquisites, including any equity program or equity-based plan until June 30, 2005 and (iv) paid him on June 30, 2005 a cash lump-sum equal to the amount to cover the cost of his continued health benefits from June 30, 2005 to November 9, 2006. In addition, Mr. Geday’s options and shares of restricted stock continued to vest through June 30, 2005, at which time all remaining unvested options became vested and eligible for exercise during the thirty-five (35) month period following his resignation as chief executive officer, after which time all of his unexercised options will expire. In addition, the non-competition and non-solicitation provisions of Mr. Geday’s employment agreement were extended until June 30, 2006.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors, executive officers and with certain other executives. The indemnification agreements require the Company to indemnify these individuals to the fullest extent permitted by Delaware law and to advance expenses incurred by them in connection with any proceeding against them with respect to which they may be entitled to indemnification by the Company.

Other

In 2003, Conexant entered into an agreement with Mindspeed in connection with the Mindspeed Spin-Off pursuant to which Conexant reimbursed Mindspeed, through January 1, 2005, for costs incurred on behalf of Mr. Iyer and for related administrative overhead. In fiscal year 2005, this amount was $89,421.

In connection with the Mindspeed Spin-Off, Mindspeed entered into a Credit Agreement (“credit facility”) with Conexant, under which Mindspeed could borrow up to $50.0 million for working capital and other general corporate purposes. The credit facility was available for a term ending on June 29, 2007. Loans under the credit facility would accrue interest at the rate of 10 percent per annum, payable at maturity. In connection with the credit facility, Mindspeed issued to Conexant warrants to purchase up to 8.3 million shares of Mindspeed common stock. The number of shares that may be acquired under the warrants would depend on the highest level of borrowings under the credit facility, increasing on a pro rata basis up to a maximum of 8.3 million shares of Mindspeed common stock if the level of borrowings under the credit facility reached $50 million. On December 2, 2004, Conexant entered into an amendment to the credit facility, which amendment, among other things, provided that upon the closing of any financing or series of related financings resulting in gross aggregate proceeds to Mindspeed of $40.0 million or more, Conexant’s commitment and the Credit Agreement would terminate upon the closing of such financing(s). On December 8, 2004, Mindspeed closed a financing in excess of $40.0 million and the credit facility and related warrants were terminated. No borrowings ever occurred under the credit facility.

In connection with the Mindspeed Spin-Off, Mindspeed issued to Conexant a warrant to purchase 30 million shares of Mindspeed common stock at a price of $3.408 per share, exercisable until June 27, 2013.

OPTION GRANTS IN LAST FISCAL YEAR

Shown below is further information on grants to the Named Executive Officers of stock options pursuant to the Equity Compensation Plans during the fiscal year ended September 30, 2005, which are reflected in the Summary Compensation Table on page 16.

Option Grants in Last Fiscal Year

	Number of
	Securities					Potential Realizable Value at
	Underlying		Percentage of Total	Exercise		Assumed Annual Rates of
	Options		Options Granted to	Price		Stock Price Appreciation For
	Granted		Conexant Employees	(per	Expiration	Option Term
	(Shares)	Footnote	in Fiscal 2005	share)	Date	5%	10%

D. W. Decker	473,343	(1)	1.32%	$1.49	6/14/2013	$336,740	$806,552
	300,000	(2)	0.84%	$1.65	7/1/2013	$236,340	$566,076
F. M. Rhodes	1,320,231	(1)	3.69%	$1.49	6/14/2013	$939,224	$2,249,604
L. C. Brewster	593,545	(1)	1.66%	$1.49	6/14/2013	$422,253	$1,011,369
J. S. Blouin	992,380	(1)	2.77%	$1.49	6/14/2013	$705,988	$1,690,963
D. E. O’Reilly	333,545	(1)	0.93%	$1.49	6/14/2013	$237,287	$568,343
A. Geday	2,607,440	(1)(3)	7.29%	$1.49	10/9/2007	$468,452	$967,615

(1)	Replacement options granted on June 14, 2005 pursuant to the Exchange Offer which vest and become exercisable ratably over 3 years.

(2)	Options granted on July 1, 2005 pursuant to Mr. Decker’s employment agreement which vest and become exercisable 50% on November 8, 2005 and 50% on November 8, 2006.

(3)	Pursuant to Mr. Geday’s separation agreement, upon his termination all of his then outstanding options became immediately exercisable and will expire on October 9, 2007. The potential realizable value calculations in this table for Mr. Geday were based on a 28-month option term, the period from their initial grant to their October 9, 2007 expiration.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Shown below is information with respect to (i) exercises by the Named Executive Officers during fiscal 2005 of options to purchase Conexant common stock granted under the Equity Compensation Plans and (ii) the unexercised options to purchase Conexant common stock granted to the Named Executive Officers in fiscal 2005 and prior years and held by them at September 30, 2005.

	Shares
	Acquired		Number of Unexercised Options				Value of Unexercised In-the-Money
	on	Value	Held at September 30, 2005				Options at September 30, 2005(1)
Name	Exercise	Realized	Exercisable		Unexercisable		Exercisable	Unexercisable

D. W. Decker	—	—	4,080,226	(2)	1,019,214	(2)	$91,734	$275,737
F. M. Rhodes	—	—	1,338,876		1,630,931		$31,813	$432,763
L. C. Brewster	—	—	805,902		691,893		$36,694	$214,757
J. S. Blouin	—	—	208,993		1,103,023		$22,933	$320,648
D. E. O’Reilly	—	—	621,980		382,719		$18,347	$118,410
A. Geday	—	—	5,732,745	(3)	—		$782,232	$—

(1)	Based on the closing price of Conexant common stock on the Nasdaq National Market System on September 30, 2005. ($1.79).

(2)	Includes stock options, granted by Rockwell International Corporation prior to the spin-off of Conexant from Rockwell, which were converted into stock options to purchase Conexant common stock, on the same terms and vesting schedule as the Rockwell stock options but with adjustments to the exercise price and the number of shares for which such options are exercisable to preserve the aggregate intrinsic value of the options.

(3)	Includes stock options, granted by GlobespanVirata prior to the Merger, which were converted into options to purchase Conexant common stock, on the same terms and vesting schedule as the GlobespanVirata stock options but with adjustments to the exercise price and the number of shares for which such options are exercisable to preserve the aggregate intrinsic value of the options.

Retirement Benefits

Conexant does not sponsor a defined benefit pension plan for employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To Conexant’s knowledge, the following table sets forth information regarding ownership of outstanding Conexant common stock on November 25, 2005 by each director and Named Executive Officer and all directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment power with respect to the stock listed.

Beneficial Ownership as of November 25, 2005

	Common Stock
Name(1)	Shares		Percent of Class(2)

Donald R. Beall	2,439,085	(3,4,5)	—	*
Steven J. Bilodeau	48,440	(5)	—	*
Dipanjan Deb	57,425	(5)	—	*
Dwight W. Decker	4,658,517	(3,5)	—	*
F. Craig Farrill	218,780	(5,6)	—	*
Armando Geday	5,757,598	(5)	1.2%
Balakrishnan S. Iyer	1,476,343	(5)	—	*
John W. Marren	—		—	*
D. Scott Mercer	79,670	(5)	—	*
Jerre L. Stead	248,316	(5,6)	—	*
Giuseppe Zocco	338,652	(5)	—	*
J. Scott Blouin	293,424	(5)	—	*
Lewis C. Brewster	881,353	(3,5)	—	*
Dennis E. O’Reilly	755,533	(3,5)	—	*
F. Matthew Rhodes	1,416,898	(3,5)	—	*
All of the above directors and officers as a group	18,660,034	(3,4,5,6)	3.9%

*	Less than 1%.

(1)	Each person’s address is the address of Conexant.

(2)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, shares of which such person has a right to acquire beneficial ownership within 60 days have been included in both the number of shares owned by that person and the number of shares outstanding, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

(3)	Includes shares held under the savings plans of Conexant and Rockwell as of November 30, 2005. Does not include 2,326 Rockwell share equivalents under Rockwell’s supplemental savings plans as of November 30, 2005 for Mr. Decker. Awards under the supplemental savings plans are paid in cash.

(4)	Includes shares, as to which beneficial ownership is disclaimed, as follows: 305,223 held in trusts, the beneficiaries of which are adult children of Mr. Beall’s not living in the same household and as to which trusts Mr. Beall has no relationship, and 10,000 shares owned by the Beall Foundation, of which Mr. Beall is president and a director.

(5)	Includes shares that may be acquired upon the exercise of outstanding stock options within 60 days as follows: 481,669; 48,440; 57,425; 4,239,567; 211,628; 5,732,745; 1,452,596; 29,670; 191,958; 182,137; 288,902; 855,076; 646,567; 1,388,050; and 18,660,034 for Messrs. Beall, Bilodeau, Deb, Decker, Farrill, Geday, Iyer, Mercer, Stead, Zocco, Blouin, Brewster, O’Reilly, Rhodes, and the group, respectively.

(6)	Includes 56,358 shares granted to Mr. Stead and 3,760 shares granted to Mr. Farrill as restricted stock under the Conexant Directors Stock Plan.

There are no persons known to Conexant to be “beneficial owners” (as that term is defined in the rules of the SEC) of 5% of any class of Conexant’s voting securities outstanding as of November 30, 2005.

Ratification of Selection of Independent Auditors

Deloitte & Touche LLP have been Conexant’s independent auditors since 1998 and have been selected by the Audit Committee of the Board of Directors as Conexant’s independent auditors for the fiscal year ending September 30, 2006.

Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for Conexant and Rockwell in prior years and its reputation for integrity and for competence in the fields of accounting and auditing.

A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareowners.

The Conexant Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as independent auditors for Conexant for the current fiscal year. Unless a contrary choice is specified, proxies solicited by the Conexant Board of Directors will be voted “FOR” ratification of the appointment.

Principal Accountant Fees and Services

The following table summarizes fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for professional services indicated for fiscal years 2005 and 2004.

	2005	2004

Audit Fees	$1,237,838	$876,140
Audit-Related Fees	$260,230	$314,630
Tax Fees	$71,300	$122,679
All Other Fees	—	—

Audit Fees.  Audit Fees billed by Deloitte & Touche for professional services rendered consist of the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements for fiscal 2005 and fiscal 2004. In fiscal 2005, Audit Fees also includes the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and audit of internal control over financial reporting.

Audit-Related Fees.  Audit-Related Fees billed by Deloitte & Touche for professional services rendered consist of (i) international statutory audits, (ii) reviews and audits of benefit plans and (iii) acquisition-related work. In fiscal 2005, Audit-Related Fees also includes consultation re compliance with the Sarbanes-Oxley Act of 2002.

Tax Fees.  Tax Fees billed by Deloitte & Touche for professional services rendered consist of (i) tax consultations and (ii) tax compliance, including preparation of domestic and foreign tax returns.

All Other Fees.  There were no fees billed by Deloitte & Touche for any other services for fiscal 2005 and fiscal 2004.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Conexant’s directors and executive officers, and persons who own more than 10% of a registered class of Conexant’s equity securities, to file reports of ownership of, and transactions in, Conexant’s securities with the SEC. Such directors, executive officers and 10% shareowners are also required to furnish Conexant with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, and on written representations from certain reporting persons, Conexant believes that during fiscal 2005 its directors, executive officers and 10% shareowners timely filed all forms required to be filed under Section 16(a).

2007 Shareowner Proposals or Nominations

Shareowners of the Company may submit proposals that they believe should be voted upon at the Company’s Annual Meetings of Shareowners or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act, some Shareowner proposals may be eligible for inclusion in the Company’s Proxy Statement for the Company’s 2007 Annual Meeting of Shareowners. To be eligible for inclusion in the Company’s 2007 Proxy Statement, any such shareowner proposals must be submitted in writing to the Secretary of the Company no later than September 12, 2006. The submission of a shareowner proposal does not guarantee that it will be included in the Company’s Proxy Statement.

With respect to the Company’s 2007 Annual Meeting, under the Company’s Bylaws, a shareowner proposal or nomination must be submitted in writing to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the 2006 Annual Meeting, unless the date of the 2007 Annual Meeting of shareowners is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2006 Annual Meeting. For the Company’s 2007 Annual Meeting, this means that any such proposal or nomination must be submitted no earlier than October 25, 2006 and no later than November 24, 2006. If the date of the 2007 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2006 Annual Meeting, the shareowner must submit any such proposal or nomination no earlier than the close of business on the 120th day prior to the 2007 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2007 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The shareowner’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareowner’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the 2007 Annual Meeting. If the shareowner does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareowner. Shareowners should contact the Secretary of the Company in writing at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095 to make any submission or to obtain additional information as to the proper form and content of submissions.

Annual Report to Shareowners and Financial Statements

The Company’s Annual Report to Shareowners for fiscal year 2005 is being mailed to the Company’s shareowners together with this proxy statement. Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 will be furnished to interested shareowners, without charge, upon written request. Exhibits to the Form 10-K will be furnished upon written request and payment of a fee of fifteen cents per page covering the Company’s costs. Written requests should be directed to the Company at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095, Attention: Investor Relations. The Company’s 2005 Annual Report to Shareowners, the Form 10-K and this proxy statement are also available on Conexant’s website (http://www.conexant.com) under the Investor Relations section.

Other Matters

At the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Expenses of Solicitation

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, by telephone or by telegraph, or by a few employees of the Company without additional compensation. The Company will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

January 10, 2006

CONEXANT SYSTEMS
4000 MACARTHUR BLVD.
WEST TOWER
NEWPORT BEACH, CA 92660
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 21, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like the convenience of viewing your proxy and other company materials online, please go to www.conexant.com/ir and you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, when prompted, please indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 21, 2005. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Conexant Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or by telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONEX1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONEXANT SYSTEMS, INC.

Vote on Directors

1.	ELECTION OF THREE DIRECTORS

Nominees:

01) D. W. Decker
02) F. C. Farrill
03) J. W. Marren

Vote on Proposal		For	Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Bring this admission ticket with you to the meeting on February 22, 2006. Do not mail.
This admission ticket admits you to the meeting. You will not be let in to the meeting without an admission ticket or other proof of stock ownership as of January 2, 2006, the record date.
ADMISSION TICKET
CONEXANT SYSTEMS, INC.
2006 Annual Meeting of Shareowners
February 22, 2006
10:00 A.M.
Hilton Irvine/Orange County Airport Hotel
18800 MacArthur Boulevard
Irvine, CA 92612

PROXY
CONEXANT SYSTEMS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Dwight W. Decker and Dennis E. O’Reilly, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Conexant Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held on February 22, 2006, or any adjournment thereof, with all powers the undersigned would possess if present at the Meeting.
     To vote in accordance with the Board of Directors’ recommendations just sign and date the other side; no boxes need to be checked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed, on the other side)

CONEXANT SYSTEMS
4000 MACARTHUR BLVD.
WEST TOWER
NEWPORT BEACH, CA 92660
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 16, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like the convenience of viewing your proxy and other company materials online, please go to www.conexant.com/ir and you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, when prompted, please indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 16, 2005. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Conexant Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or by telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONEX3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONEXANT SYSTEMS, INC.

Vote on Directors

1.	ELECTION OF THREE DIRECTORS

Nominees:

01) D. W. Decker
02) F. C. Farrill
03) J. W. Marren

Vote on Proposal		For	Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Bring this admission ticket with you to the meeting on February 22, 2006. Do not mail.
This admission ticket admits you to the meeting. You will not be let in to the meeting without an admission ticket or other proof of stock ownership as of January 2, 2006, the record date.
ADMISSION TICKET
CONEXANT SYSTEMS, INC.
2006 Annual Meeting of Shareowners
February 22, 2006
10:00 A.M.
Hilton Irvine/Orange County Airport Hotel
18800 MacArthur Boulevard
Irvine, CA 92612

PROXY
CONEXANT SYSTEMS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Dwight W. Decker and Dennis E. O’Reilly, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Conexant Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held on February 22, 2006, or any adjournment thereof, with all powers the undersigned would possess if present at the Meeting.
     To vote in accordance with the Board of Directors’ recommendations just sign and date the other side; no boxes need to be checked.
     As a participant in the Conexant Systems, Inc. Retirement Savings Plan, the Rockwell Collins Retirement Savings Plan, and/or the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees, you have the right to direct Fidelity Management Trust Company (“Fidelity”) regarding how to vote the shares of Conexant Systems, Inc. attributable to this account at the Annual Shareowner Meeting to be held on February 22, 2006. These voting directions will be tabulated confidentially. Only Fidelity and its affiliates or agents will have access to the individual voting directions.
     Unless otherwise required by law, the shares attributable to this account will be voted as directed; if no direction is made, if the card is not signed, or if the card is not received by February 16, 2006, the shares attributable to this account will be voted in the same proportion as directions received from participants, in the respective retirement plans.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed, on the other side)

CONEXANT SYSTEMS
4000 MACARTHUR BLVD.
WEST TOWER
NEWPORT BEACH, CA 92660
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 16, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like the convenience of viewing your proxy and other company materials online, please go to www.conexant.com/ir and you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, when prompted, please indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 16, 2005. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Conexant Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or by telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONEX5	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONEXANT SYSTEMS, INC.

Vote on Directors

1.	ELECTION OF THREE DIRECTORS

Nominees:

01) D. W. Decker
02) F. C. Farrill
03) J. W. Marren

Vote on Proposal		For	Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Bring this admission ticket with you to the meeting on February 22, 2006. Do not mail.
This admission ticket admits you to the meeting. You will not be let in to the meeting without an admission ticket or other proof of stock ownership as of January 2, 2006, the record date.
ADMISSION TICKET
CONEXANT SYSTEMS, INC.
2006 Annual Meeting of Shareowners
February 22, 2006
10:00 A.M.
Hilton Irvine/Orange County Airport Hotel
18800 MacArthur Boulevard
Irvine, CA 92612

PROXY
CONEXANT SYSTEMS, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Dwight W. Decker and Dennis E. O’Reilly, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Conexant Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held on February 22, 2006, or any adjournment thereof, with all powers the undersigned would possess if present at the Meeting.
     To vote in accordance with the Board of Directors’ recommendations just sign and date the other side; no boxes need to be checked.
     As a participant in the Rockwell Automation Retirement Savings Plan for Salaried Employees, the Rockwell Automation Retirement Savings Plan for Hourly Employees, the Rockwell Automation Savings & Investment Plan for Represented Hourly Employees, and/or the Rockwell Automation Retirement Savings Plan for Represented Hourly Employees, you have the right to direct Fidelity Management Trust Company (“Fidelity”) regarding how to vote the shares of Conexant Systems, Inc. attributable to this account at the Annual Shareowner Meeting to be held on February 22, 2006. These voting directions will be tabulated confidentially. Only Fidelity and its affiliates or agents will have access to the individual voting direction.
     Unless otherwise required by law, the shares attributable to this account will be voted as directed; if no direction is made, if the card is not signed, or if the card is not received by February 16, 2006, the shares attributable to this account will not be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed, on the other side)